Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT & RELEASE

This Confidential Settlement Agreement and Release (“Settlement Agreement”) is made between SeaStar Medical Holding Corporation (“SeaStar”), on the one hand, and Nuwellis, Inc. (“Nuwellis”), on the other hand (each singularly a “Party” and together the “Parties”).

RECITALS

WHEREAS, the Parties entered into a License and Distribution Agreement (“Agreement”) on or about December 27, 2022;

WHEREAS, Nuwellis and SeaStar Medical, Inc. (a wholly-owned subsidiary of SeaStar, “SeaStar Sub”), entered into a Supplier and Distributor Quality Agreement (“Quality Agreement”) on March 5, 2024;

WHEREAS, SeaStar provided notice of termination of the Agreement to Nuwellis, with an effective date of termination as per the notice of August 18, 2024, thereby also terminating the Quality Agreement pursuant to its terms;

WHEREAS, Nuwellis has disputed the validity of SeaStar’s termination of the Agreement;

WHEREAS, without admitting to any liability, fault, or wrongdoing of any kind and for the purpose of avoiding the further cost, expense, and business interruption associated with litigation, the Parties mutually desire to compromise all disputes between them.

TERMS OF SETTLEMENT AGREEMENT

NOW THEREFORE, in light of the foregoing and in consideration of the promises and the mutual covenants, representations, warranties, and terms contained in this Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, each Party warrants, represents, acknowledges, covenants, and agrees as follows:

1.          Settlement Payment. SeaStar shall pay to Nuwellis a total amount of $900,000.00 (Nine hundred thousand dollars) on the following schedule:

(i)        $500,000.00 (Five hundred thousand dollars), less all amounts owed by Nuwellis to SeaStar pursuant to Sections 4.3 (Transfer Pricing) and 4.5 (Royalties; Reports) of the Agreement for Products (as defined in the Agreement) supplied to Nuwellis prior to the date hereof even if such amounts are not yet due, within 2 business days of the Effective Date of this Settlement Agreement.

(ii)       $250,000.00  (Two  hundred  fifty  thousand  dollars)  due  by November 30, 2024.

(iii)      $150,000.00  (One  hundred  fifty  thousand  dollars)  due  by December 31, 2024.

All payments under this Settlement Agreement shall be made by ACH transfer. Before executing this Settlement Agreement, Nuwellis shall provide SeaStar with a W-9 and the information necessary to make the ACH transfer.

2.         Delivery of Remaining Inventory. Within 5 business days of the Effective Date of this Settlement Agreement, Nuwellis shall deliver to SeaStar at such address (or email) as designated by SeaStar, any Inventory of QUELIMMUNE.

3.         Termination of the Agreement & Quality Agreement. The Parties agree that the Agreement and Quality Agreement will be deemed terminated as of the date hereof, and this Settlement Agreement does not modify or supersede any provisions of the Agreement or Quality Agreement that survives termination.

4.         Mutual Releases. Subject to those provisions of the Agreement and Quality Agreement that survive such agreement’s termination that require performance after the date of termination (but for clarity, not Section 5.3 of the Agreement), as of the Effective Date, the Parties and each Party’s respective officers, directors, shareholders, members, employees, insurers, attorneys, successors and/or assigns, and each Party’s affiliated, parent, and subsidiary companies and their respective officers, directors, shareholders, members, employees, insurers, attorneys, successors and/or assigns, mutually release and forever discharge each other Party and each other Party’s respective officers, directors, shareholders, members, employees, insurers, attorneys, successors and/or assigns, and each other Party’s affiliated, parent, and subsidiary companies and their respective officers, directors, shareholders, members, employees, insurers, attorneys, successors and/or assigns, from any and all claims, damages, debts, liabilities, demands, costs, expenses, interest, suits, attorneys’ fees, inconveniences or any other actions or causes of action of any kind and nature, direct or indirect, in law or in equity, whether known or unknown, suspected or unsuspected, past or present, which each other Party now has, has had, or may have had as of the Effective Date, including, but not limited to, any claims asserted or that could have been asserted in connection with the Agreement or Quality Agreement and any claims that each Party could assert now or in the future in any way connected with, arising out of, or related to the Agreement or Quality Agreement, including, but not limited to, in any civil, administrative, equitable, or criminal court or with any agency, administrative body, board, or commission.

5.          Ownership Of Matters Subject To Release. The Parties hereby warrant and represent that they are the sole and lawful owners of all rights, title, and interest in and to all matters released herein, and that they have not heretofore assigned or transferred, or purported to assign or transfer, any of such released matters, in whole or in part, to any other person or entity.

6.         No Admission Of Liability. This Settlement Agreement implements the compromise and settlement of disputed and contested claims and is entered into by the Parties to avoid the expense and inconvenience of litigation. Nothing contained in this Settlement Agreement shall be construed as an admission by any Party of any liability of any kind to anyone.

7.         No Third-Party Rights. Except as specifically provided herein, nothing in this Settlement Agreement is intended to (and nothing in this Settlement Agreement will) confer any rights or remedies under or by reason of this Settlement Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Settlement Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provisions give any third persons any right or subrogation over or action against any Party.

8.         Authority. The Parties certify that they have the full power and authority to execute this Settlement Agreement and certify that they have obtained any necessary authorization for their signature on behalf of any entity.

9.         Confidentiality. The Parties agree that, except as reasonably may be required for tax reporting, audit, and related proceedings, neither they nor their attorneys or representatives shall reveal the terms or conditions of this Settlement Agreement to any third party, except (i) with the written consent of all parties to this Settlement Agreement, (ii) as required by validly enforceable court process obtained by a nonparty to this Settlement Agreement, (iii) as required for complying with applicable laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) as determined by the reasonable opinion of such Party’s counsel, or (iv) as may be reasonably necessary to enforce the provisions of this Settlement Agreement in any judicial proceeding. If asked about the Agreement, the Parties will only respond that the Agreement has been terminated.

10.       Representation By Counsel. The Parties acknowledge that they have been represented by counsel in the negotiation and execution of this Settlement Agreement, and that they have had a full and complete opportunity and have availed themselves of such opportunity for the advice of counsel in regard to all matters addressed herein. This Settlement Agreement is the product of negotiation, and any rule of contract construction under which this Settlement Agreement would be construed against the drafter shall have no application.

11.        Mutual Non-Disparagement. The Parties acknowledge and mutually agree that they will not disparage, defame, or compromise the goodwill, name, or reputation of any Party, or make any statements, verbal or written, in any form either directly or indirectly through a third- party, including, but not limited to, posting, publishing, and/or communicating any derogatory or negative comments about the other Party anywhere at any time. Subject to this Section 11, and notwithstanding anything else to the contrary in this Settlement Agreement, the Parties acknowledge and agree that each may make any required SEC reports as shall be deemed necessary in the exercise of such Party’s reasonable judgment.

12.       Amendments & Waivers. Any amendment to this Settlement Agreement shall be in writing and conform to the same formalities as this Settlement Agreement. No failure to exercise, and no delay in exercising, any right, remedy, or power under this Settlement Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Settlement Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

13.       Successors & Assigns. This Settlement Agreement shall inure to the benefit of and shall be binding on the Parties hereto and their respective heirs, executors, administrators, principals, parent and affiliated companies, successors, and assigns.

14.        Severability. If any term or provision of this Settlement Agreement or the application thereof be held invalid or unenforceable to any extent, the remainder of this Settlement Agreement and the application of such terms and provisions other than those held invalid or unenforceable shall be conformed by the Parties hereto in an equitable manner and shall be enforceable.

15.       Costs, Fees & Expenses. Each Party shall bear its own costs, attorneys’ fees, and expenses in connection with this Settlement Agreement or the matters subject to release.

16.        Further Assurances. The Parties agree to execute such other documents and to take such other action as may be reasonably necessary to further the purposes of this Settlement Agreement.

17.        Entire Agreement. This Settlement Agreement constitutes the complete, final agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior oral or written agreements and understandings between the Parties relating to the subject matter of this Settlement Agreement.

18.      No Reliance. Each Party acknowledges it is executing this Settlement Agreement without reliance upon any agreement, representation, understanding, or communication by or on behalf of any other Party.

19.        Venue. The Parties agree that any disputes concerning this Settlement Agreement shall be brought exclusively in a court of competent jurisdiction within the State of Delaware.

20.        Governing Law. This Settlement Agreement shall be construed and interpreted according to the laws of the State of Delaware without giving effect to its conflict of law provisions.

21.       Enforcement. The Parties agree that in the event litigation is instituted to enforce any rights or obligations arising under this Settlement Agreement, the prevailing Party in such litigation shall be entitled to recover reasonable attorneys’ fees and costs of such suit.

22.       Counterparts. This Settlement Agreement may be executed and delivered by electronic means, in one or more counterparts, each one of which when so executed shall be deemed to be an original, all of which taken together shall constitute one and the same Settlement Agreement. A portable document format (pdf) copy of any execution of a counterpart shall have the same force and effect as if the same were an original.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be effective as of the date of its full execution by each Party (“Effective Date”).

NUWELLIS INC.		SEASTAR MEDICAL HOLDING CORPORATION

By:	/s/ Nestor Jaramillo, Jr.	By:	/s/ Eric Schlorff

Name:	Nestor Jaramillo, Jr.	Name:	Eric Schlorff

Title:	President & CEO	Title:	Chief Executive Officer

Date:	October 20, 2024	Date:	October 20, 2024